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FOR IMMEDIATE RELEASE

Spartan Motors Announces Agreement to Acquire
Utilimaster Corporation

CHARLOTTE, Michigan, Nov. 19, 2009 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced it has reached an agreement to acquire Utilimaster Corporation from John Hancock Life Insurance Company, a unit of Manulife Financial Corporation, a leading Canadian-based financial services group, in an all-cash transaction valued at approximately $45 million. Utilimaster is a dominant manufacturer of specialty vehicles made to customer specifications in the delivery and service market, including walk-in vans and hi-cube vans, as well as truck bodies.

Spartan said the acquisition of Utilimaster is expected to add approximately $105 million in annualized revenues and be slightly dilutive to earnings in the first full year and accretive by year two. Utilimaster has approximately 550 employees and more than 550,000 sq. ft. of manufacturing capacity at its corporate headquarters in Wakarusa, Indiana.

“This acquisition represents a major strategic step forward to diversify our revenue stream into new end markets that offer growth potential and are not directly dependent on government funding or consumer spending,” said John Sztykiel, president and CEO of Spartan Motors. “The two companies share similar cultures, a focus on premium products and innovation, and management depth that make this an ideal fit. We also gain entry into the North American delivery and service market, add fabrication and vehicle body expertise, benefit from Utilimaster’s strong brand, market share position and blue-chip customer base, and create opportunities to leverage future Spartan chassis growth.”

The majority of Utilimaster’s revenues are in the delivery and service market, which includes walk-in vans for the package delivery, bakery/snack delivery and linen/uniform rental markets. Its remaining revenues are attributable to commercial truck bodies, along with service, parts and accessories.

Spartan’s Chief Financial Officer Joe Nowicki commented: “This transaction creates the opportunity to leverage our strong balance sheet, while providing opportunities for growth in a business that is very scalable but not capital intensive, much like our current market. We also expect to see immediate operational and financial synergies, including achieving purchasing leverage in raw materials and driving joint R&D and product development efforts.

“We as a Spartan leadership team set out with a purposeful process and criteria in evaluating both organic market entries and acquisitions to diversify our business risk and growth potential. Utilimaster hit our targets for cultural fit, market potential and financial metrics, including sustained profitability and market share gains amidst an industry that has declined by 50 percent due to macro-economic conditions.”

Under the terms of the purchase agreement, Spartan will pay $50 million in cash, less a net working capital adjustment. In addition, Spartan has agreed to pay contingent earn-out payments of up to $7 million based primarily on the Utilimaster operation exceeding revenue milestones. The acquisition will be financed with a combination of cash and debt with an expected closing date for the transaction of November 30, 2009, subject to the fulfillment of customary closing conditions. Spartan had approximately $48 million in cash and cash equivalents and an additional $50 million in availability under its line of credit as of October 30, 2009.

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“We are pleased to join forces with the Spartan Motors team,” said Mike Kitson, Utilimaster president and CEO. “Spartan and Utilimaster share a similar business model, complementary team culture and financial discipline – focused on return on invested capital – that bode well for our continued momentum in the marketplace. Based on the excellent strategic fit, I am convinced our organizations will be stronger together as we seek to leverage operational best practices and attack new growth markets beyond those we could penetrate individually.”

Conference Call, Webcast
Spartan Motors will host a conference call for analysts and portfolio managers at 1 p.m. ET today, Nov. 19, 2009, to discuss the acquisition. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

About Utilimaster
Established in 1973, Utilimaster (www.utilimaster.com) is a leading manufacturer of walk-in vans and commercial truck bodies for the delivery and service market place. As one of the most respected and trusted manufacturers of commercial vehicles, Utilimaster designs, develops and manufactures products to customer specifications for use in the package delivery, one-way truck rental, bakery/snack delivery, utility and linen/uniform rental businesses. The company serves a diverse customer base and also sells aftermarket parts and accessories.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures specialty chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and defense/specialty markets. The company’s brand names – SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM – are known for quality, value, service and being the first to market with innovative products. The company employs approximately 1,000 at facilities in Michigan, Pennsylvania, South Carolina, South Dakota and Texas. Spartan reported sales of $844.4 million in 2008 and is focused on becoming a global leader in the manufacture of specialty vehicles and chassis.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “will,” “sustain,” and “continue.” These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. For example, we may encounter unforeseen difficulties and challenges in entering new markets or in pursuing strategic acquisitions. In addition, technical and other complications may arise that could prevent the timely implementation of our plans or that may impact the expected outcome of those plans. As a result, actual results and future events could differ materially from those anticipated in such statements. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: John Sztykiel, CEO, or Joe Nowicki, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Jeff Tryka Lambert, Edwards & Associates (616) 233-0500 / jtryka@lambert-edwards.com

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